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                                                                   Exhibit 99.2



                                STOCK OPTION AGREEMENT

    THIS STOCK OPTION AGREEMENT (this "Agreement") is entered into, effective as of [DATE OF GRANT], by ACTIVE VOICE CORPORATION, a Washington corporation (the "Company"), and [NAME OF HOLDER] (the "Holder").

                                   R E C I T A L S

    A. The Company has adopted the Active Voice Corporation 1996 Stock Option Plan (the "Plan"). Capitalized terms that are used but not defined in this Agreement will have the meanings given those terms in the Plan.

    B.   The Holder has been designated to receive an option under the Plan.

    NOW, THEREFORE, the Company and the Holder agree as follows:

    1.   GRANT OF THE OPTION.  The Company grants to the Holder an option (the
"Option") to acquire from the Company [NUMBER OF SHARES (     )] shares of
Common Stock at the price of [PURCHASE PRICE] per share (the "Purchase Price"). The Option is subject to all of the provisions of the Plan and this Agreement. The Option is not intended to qualify as an Incentive Stock Option.

    2. TERM OF THE OPTION. Unless earlier terminated pursuant to the Plan, the Option will terminate on the earliest to occur of the following: (a) the date of termination of the Holder's Service for any reason other than death or Disability; (b) the expiration of six (6) months following the date of termination of the Holder's Service by reason of death or Disability; and (c) [OPTION TERMINATION DATE].

    3. EXERCISABILITY. The Option will become exercisable in accordance with the following schedule:

                                              CUMULATIVE NUMBER
                                             OF SHARES FOR WHICH
                     DATE                   OPTION IS EXERCISABLE

                   __/__/__                           [20%]
                   __/__/__                           [40%]
                   __/__/__                           [60%]
                   __/__/__                           [80%]
                   __/__/__                           [100%]


If the Holder's Service terminates by reason of death or Disability, then the Option shall become exercisable for all of the shares under the Option.

    4. OTHER LIMITATIONS ON THE OPTION. The Option is subject to all of the provisions of the Plan, including but not limited to Section 4.2 (which permits adjustments to the Option upon the occurrence of certain corporate events such as stock dividends, stock splits, reclassifications, recapitalizations, reorganizations, split-ups, spin-offs, combinations, exchanges of shares, and rights offerings) and Section 7.2 (which will apply if an Approved Transaction or Control Purchase occurs).

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    5.   EXERCISE OF THE OPTION.  In order to exercise the Option, the Holder must do the following:

         (a) deliver to the Company a written notice, in substantially the form of the attached Exhibit A, specifying the number of shares of Common Stock for which the Option is being exercised;

         (b)  surrender this Agreement to the Company;

         (c) tender payment in cash or by check of the aggregate Purchase Price for the shares for which the Option is being exercised;

         (d) pay, or make arrangements satisfactory to the Committee for payment to the Company of, all taxes required to be withheld by the Company in connection with the exercise of the Option; and

         (e) execute and deliver to the Company any other documents required from time to time by the Committee in order to promote compliance with applicable laws, rules and regulations.

Unless the Option has terminated or been exercised in full, the Company shall affix to this Agreement an appropriate notation indicating the number of shares for which the Option was exercised and return this Agreement to the Holder.

    6. ACCEPTANCE OF OPTION; FURTHER ASSURANCES. By executing this Agreement, the Holder accepts the Option, acknowledges receipt of a copy of the Plan, and agrees to comply with and be bound by all of the provisions of the Plan and this Agreement. The Holder agrees to from time to time execute such additional documents as the Company may reasonably require in order to effectuate the purposes of the Plan and this Agreement.

    7. ENTIRE AGREEMENT; AMENDMENTS; BINDING EFFECT. This Agreement, together with the Plan, constitutes the entire agreement and understanding between the Company and the Holder regarding the subject matter hereof. Except as permitted by the Plan, no amendment of the Option or this Agreement, or waiver of any provision of this Agreement or the Plan, shall be valid unless in writing and duly executed by the Company and the Holder. The failure of any party to enforce any of that party's rights against the other party for breach of any of the terms of this Agreement or the Plan shall not be construed as a waiver of such rights as to any continued or subsequent breach. This Agreement shall be binding upon the Holder and his or her heirs, successors and assigns.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

"Company"                                   ACTIVE VOICE CORPORATION


                                         By
                                            ---------------------------------
                                            Robert L. Richmond, President and
                                              Chief Executive Officer


"Holder"


                                            ---------------------------------
                                            [NAME OF HOLDER]

                                         -2-

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                              FORM OF EXERCISE OF OPTION





To: ACTIVE VOICE CORPORATION
    Suite 500
    2901 Third Avenue
    Seattle, Washington  98121

    The undersigned holds Option Number NQO96-___ (the "Option"), represented by a Stock Option Agreement dated effective as of __[DATE OF GRANT]__ (the "Agreement"), granted to the undersigned pursuant to the Active Voice Corporation 1996 Stock Option Plan (the "Plan"). The undersigned hereby exercises the Option and elects to purchase _______________ shares (the "Shares") of Common Stock of Active Voice Corporation (the "Company") pursuant to the Option. This notice is accompanied by full payment of the Purchase Price for the Shares in cash or by check or in another manner permitted by
Section 5(c) of the Agreement. The undersigned has also paid, or make arrangements satisfactory to the Committee for payment of, all taxes, if any, required to be withheld by the Company in connection with the exercise of the Option.


    Date: ___________________, 199__.




                                       ____________________________________
                                       Name of Holder


                                      EXHIBIT A